         EXHIBIT 99

Black Hills Corporation Announces Internal Inquiry
Regarding Reporting to Energy Publications

        RAPID CITY, SD—April 15, 2003—Black Hills Corporation (NYSE:BKH) announced that in response to a Request for Information from the United States Commodity Futures Trading Commission (CFTC) in connection with its industry-wide investigation of trade and trade reporting practices of power and natural gas trading companies, the Company retained independent counsel and initiated an internal investigation of trade reporting practices during the time frames specified in the Request.

        The CFTC’s Request seeks information concerning, among other things, the practices of Enserco Energy, Inc., relating to reporting of natural gas trading information to energy industry publications. Enserco Energy is a wholly owned subsidiary of the Company located in Golden, Colorado, that engages in natural gas marketing on the wholesale market, and on behalf of independent producers.

        As a result of its preliminary internal investigation, the Company produced documents and materials to the CFTC, including information identifying instances in which it appears that former employees at Enserco Energy provided inaccurate reports of natural gas transactions to one or more industry publications. The individuals in question left the Company before September 2002.

        Black Hills Corporation and Enserco Energy will continue to cooperate with the CFTC, but cannot predict the outcome of any investigation. The Company is committed to the highest ethical standards in all of its operations. The Company does not believe inaccurate trade reporting to trade publications affected the financial accounting treatment of any transaction recorded in its books and records. Enserco Energy marketing personnel no longer provide data about natural gas trades to industry publications. Since May 2002, the Company has employed a Chief Risk Officer to provide additional, independent oversight of marketing activities, and to implement enhanced Risk Management Policies and Procedures.

About Black Hills Corporation

        Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company. Black Hills Energy, the integrated energy unit, generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet and cable entertainment services.